Exhibit 10.2

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amendment (this “Amendment”), made as of May 4, 2007, by and among New York & Company, Inc. (the “Company”), Lerner New York, Inc. (“Lerner”) and Richard Crystal (“Executive”).

R E C I T A L S

WHEREAS, Executive is party to that certain Second Amended and Restated Employment Agreement by and among the Company, Lerner and Executive dated August 25, 2004, as amended as of December 22, 2006 (the “Agreement”).

WHEREAS, the Company, Lerner and Executive wish to amend the Agreement to acknowledge mutually agreed upon changes to Executive’s titles.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

1.                                       Amendment.

(a)                                  Section 2(a) shall be amended and restated in its entirety as follows:

“Position.  Executive shall be employed as the Chairman and Chief Executive Officer of Holdings and of the Company.  Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity.  Executive shall report to Holdings’ Board of Directors (the “Board”), (including, with respect to compensation matters, any compensation committee of the Board). For so long as Executive is the Chairman and Chief Executive Officer of Holdings or the Company, Holdings shall nominate Executive for membership on the Board as Chairman of the Board.”

(b)                                 The first clause of the definition of “Good Reason” in Section 8(d) of the Agreement shall be amended and restated in its entirety as follows:

“(i) the demotion of Executive to a position not comparable to Chairman and Chief Executive Officer of Holdings or the Company;”

2.                                       Agreement Otherwise Unchanged.  All other provisions of the Agreement shall remain in full force and effect.

3.                                       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principals thereof.

4.                                       Counterparts. This Amendment may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.                                       Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date and year first written above.

NEW YORK & COMPANY, INC.

By:	/s/ Ronald W. Ristau

Name:	Ronald W. Ristau
President and Chief Financial Officer

LERNER NEW YORK, INC.

By:	/s/ Ronald W. Ristau

Name:	Ronald W. Ristau
President, Chief Financial Officer and Secretary

/s/ Richard P. Crystal

RICHARD P. CRYSTAL